UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):  August 19, 2016

LINKEDIN CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35168	47-0912023
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2029 Stierlin Court

Mountain View, CA 94043

(Address of Principal Executive Offices including Zip Code)

(650) 687-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On August 19, 2016, LinkedIn Corporation (“LinkedIn” or the “Company”) held a Special Meeting of Stockholders at the Computer History Museum in Mountain View, California (the “Meeting”). Holders of shares of the Company’s capital stock at the record date for the Meeting, the close of business on July 18, 2016, were entitled to vote at the Meeting.

Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. The Class A Common Stock and Class B Common Stock vote as a single class on all matters.

Proposals 1 and 3, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 22, 2016, were approved by the Company’s stockholders with the requisite vote. In light of the approval of Proposal 1, Proposal 2 was rendered moot and was not presented at the Meeting.

The final results of the meeting were certified by the Inspector of Elections as follows:

Present at the Meeting in person or by proxy were holders of 83,661,531 shares of Class A Common Stock and holders of 15,554,802 shares of Class B Common Stock.  Together the Class A Common Stock and Class B Common Stock present at the Meeting in person or by proxy represented a total of 239,209,551 votes, constituting a quorum.

1.              Approval of Merger Agreement. The proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2016, as it may be amended from time to time, referred to as the merger agreement, by and among LinkedIn, Microsoft Corporation and Liberty Merger Sub Inc. was approved:

Votes For	Votes Against	Votes Abstained
232,078,212	6,057,341	1,073,998

2.              Not applicable.

3.              Advisory Vote on Named Executive Officer Compensation. The proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger contemplated by the merger agreement was approved:

Votes For	Votes Against	Votes Abstained
188,704,018	48,879,115	1,626,418

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2016	LINKEDIN CORPORATION

	By:	/s/ Michael J. Callahan
Michael J. Callahan
Senior Vice President, General Counsel and Secretary